UNIVERSAL HEIGHTS, INC.

                Supplement to Prospectus Dated September 9, 1998

The following sentence should be added to the end of Footnote 13 on page 15 of the Prospectus:

To resolve a dispute, the Company entered into a Settlement Agreement and Release with Mr. Guarino, dated August 11, 1998, pursuant to which the exercise price of the Warrants was adjusted to $1.34, the fair market value of the Common Stock on July 17, 1998, and the expiration date of the Warrants was extended to April 30, 2000.


Dated:  September 25, 1998